Exhibit 99.1

Contact: Investors:	Annette Arribas 724.514.1782 annette.arribas@ansys.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

ANSYS, INC. SIGNS DEFINITIVE AGREEMENT TO ACQUIRE APACHE DESIGN SOLUTIONS, INC.

Acquisition Broadens Capabilities as a Global Innovator of Simulation Software

PITTSBURGH, PA. and SAN JOSE, CA, June 30, 2011 /BUSINESSWIRE/ — ANSYS, Inc. (NASDAQ: ANSS), a global innovator of simulation software and technologies designed to optimize product development processes, and Apache Design Solutions, Inc., a leading simulation software provider for advanced, low power solutions in the electronics industry, announced today that they signed a definitive agreement whereby ANSYS will acquire Apache for a purchase price of approximately $310 million in cash, which includes an estimated $29 million in cash on Apache’s balance sheet. The agreement also includes retention provisions and incentives for key members of management and employees, earned over a three fiscal year period following closing, including an additional $13 million of performance equity awards. When completed, ANSYS currently expects that the transaction will be modestly accretive to non-GAAP earnings per share in its first full year of combined operations.

ANSYS intends to fund the transaction with cash on-hand from the combined organization. The transaction, currently anticipated to close in the third calendar quarter of 2011, is subject to customary closing conditions and regulatory approvals. After the closing, Apache will become a wholly-owned subsidiary of ANSYS.

Apache’s software enables engineers to design power-efficient devices while satisfying ever-increasing performance requirements. For example, smartphones continually add functionality to their platforms such as high definition video, GPS, video recording and conferencing with the consumer expectation that battery life will be extended. Engineers use Apache’s products to design and simulate efficient, low power integrated circuits for high-performance electronic products found in devices such as tablets, smartphones, LCD televisions, laptops and high end computer servers, to name a few. The worldwide need for smart, energy-efficient electronics has never been greater while engineering challenges continually expand. Solutions to these engineering challenges rely on accurate, predictive simulation software.

The acquisition of Apache complements ANSYS’ software solutions by bringing together best-in-class products that drive ANSYS’ system vision for integrated circuits, electronic packages and printed circuit boards. The complementary combination is expected to accelerate development and delivery of new and innovative products to the marketplace while lowering design and engineering costs for customers. The combination of these two industry leading companies reaffirms ANSYS’ commitment to deliver cutting edge, customer-driven solutions in the 21st century. With over 60 strategic sales locations and over 20 development centers on three continents, the combined company will employ approximately 2,000 people.

“We are very excited about the power-efficient design software that Apache adds to ANSYS’ simulation capabilities,” said James E. Cashman III, President and Chief Executive Officer of ANSYS. “The addition of this technology will drive energy-efficient electronic product development in the 21st century. Both companies have a strong commitment to their customers and employees while sharing a passion for innovation and cutting edge technology. This combination will further strengthen and promote thought leadership allowing us to better serve our customers by accelerating the delivery of comprehensive, customer-driven engineering simulation solutions. We see this as an opportunity to strengthen the ANSYS vision for solving chip, package and board design problems. ”

“The combination of these two great companies with emerging 3DIC technologies will lead to considerable advances within electronics,” said Dr. Andrew T. Yang, co-founder, Chief Executive Officer and Chairman of the Board for Apache. “The complementary nature of our electronic and thermal product offerings provides key technological strengths that enhance our ability to deliver comprehensive, innovative and world-class simulation technologies that customers demand.”

Integration

The two companies are developing integration plans that leverage and build on the cultural similarities and the best practices from each team. ANSYS will provide additional details relative to the acquisition and integration activities subsequent to the closing of the transaction.

Due to the absence at this time of estimates of the acquisition-related impact of purchase accounting adjustments, including the allocation of the purchase price among goodwill, in-process R&D, other intangibles, deferred revenue and equity-based compensation expenses, ANSYS is currently unable to provide GAAP estimates on future earnings. The company intends to provide updated GAAP and non-GAAP financial guidance after the closing of the transaction.

Advisors

In connection with the transaction, Deutsche Bank Securities Inc. is acting as exclusive financial advisor to Apache, and O’Melveny & Myers LLP (Menlo Park office) is acting as legal counsel. BofA Merrill Lynch is acting as ANSYS’ financial advisor and ANSYS retained Goodwin Procter LLP as its legal advisor.

Conference Call and Webcast

ANSYS will hold a conference call today to discuss this announcement. The Company will also provide its prepared remarks and related materials on the Company’s Web site and as an exhibit to its current report on Form 8-K dated June 30, 2011 in advance of the call to provide stockholders and analysts with additional time to review the materials in preparation for the conference call. The conference call will include brief overview comments regarding the transaction, followed by questions and answers. The prepared remarks will not be read on the call.

Conference Call Date:	June 30, 2011
Time:	11:30 a.m. Eastern (8:30 a.m. Pacific)
Toll free Dial in #:	877-883-0383 (US), 877-885-0477 (Canada) or 412-902-6506 (Int’l)
Passcode:	5239686

The call will be recorded and a replay will be available approximately one hour after the call ends. The replay will be available for one week by dialing 877-344-7529 (US) or 412-317-0088 (Canada & Int’l) and the passcode is 451889. The archived webcast can be accessed, along with other information, on ANSYS’ Web site at http://investors.ansys.com. A presentation describing the transaction will also be made available on the ANSYS Web site at www.ansys.com.

ANSYS is currently in a quiet period and will not be accepting phone call or meeting requests following today’s public conference call and webcast.

About ANSYS, Inc.

ANSYS, Inc., founded in 1970, develops and globally markets engineering simulation software and technologies widely used by engineers, designers, researchers and students across a broad spectrum of industries and academia. The company focuses on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The company and its global network of channel partners provide sales, support and training for customers. Headquartered in Canonsburg, Pennsylvania, U.S.A., with more than 60 strategic sales locations throughout the world, ANSYS, Inc. and its subsidiaries employ more than 1,700 people and distribute ANSYS products through a network of channel partners in 40+ countries. Visit www.ansys.com for more information.

ANSYS and any and all ANSYS, Inc. brand, product, service and feature names, logos and slogans are registered trademarks or trademarks of ANSYS, Inc. or its subsidiaries in the United States or other countries. All other brand, product, service and feature names or trademarks are the property of their respective owners.

About Apache Design Solutions, Inc.

Apache Design Solutions, Inc., is the leading provider of innovative power analysis and optimization software solutions that enable the design of power-efficient, high-performance, noise-immune integrated circuits, or ICs, and electronic systems. Its solutions consist of a suite of software tools and methodologies that enable design engineers to reduce power consumption, ensure reliable delivery of power to ICs and electronic system components, and mitigate power-induced signal interference, or noise. Headquartered in San Jose, California, with locations throughout the world, Apache and its subsidiaries employ approximately 275 people. Visit http://www.apache-da.com for more information.

Forward Looking Information

Certain statements contained in this communication regarding matters that are not historical facts, including statements regarding the parties’ ability to consummate the proposed transaction and timing thereof, expectations that the proposed acquisition, if completed, should be modestly accretive to non-GAAP earnings per share in the first full year of combined operations and expectations regarding an increase in non-GAAP combined revenue growth and a continuation of a solid non-GAAP operating margin and cash flows from operations following the close of this transaction, statements regarding the complementary and efficient integration of ANSYS and Apache and their ability to minimize disruptions from the transaction across the businesses, statements regarding the impact of the pending acquisition, the combined company’s ability to accelerate development and delivery of new, innovative, world class and customer-driven engineering simulation products and solutions to the marketplace, to lower design and engineering costs for customers and to drive energy-efficient electronic product development and the ability of the combined company to lead the evolution and innovation of engineering simulation in the 21st century, and the impact of the transaction on employees and our operational plans, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements in this press release are subject to risks and uncertainties. These include the risk that the acquisition of Apache may not be consummated, the risk that the businesses of ANSYS and Apache may not be combined successfully or that such combination may take longer or cost more to accomplish than expected, and the risk that operating costs, customer loss and business disruption following the acquisition of Apache may be greater than expected. Additional risks include the risk of a general economic downturn in one or more of the combined company’s primary geographic regions, the risk that ANSYS has overestimated its ability to maintain growth and profitability to control costs, uncertainties regarding the demand for the combined company’s products and services in future periods, the risk that ANSYS has overestimated the strength of the demand among its customers for its products, risks of problems arising from customer contract cancellations, uncertainties regarding customer acceptance of new products, the risk that the combined company’s operating results will be adversely affected by possible delays in developing, completing or shipping new or enhanced products, risks that enhancements to the combined company’s products may not produce anticipated sales, uncertainties regarding fluctuations in quarterly results, including uncertainties regarding the timing of orders from significant customers, disruption from the transaction making it more difficult to maintain relationships with customers and employees and other factors that are detailed from time to time in reports filed by ANSYS, Inc. with the U.S. Securities and Exchange Commission, including the Annual Reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents ANSYS has filed. ANSYS and Apache undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events after the date they were made.

SOURCE: ANSYS, Inc. and Apache Design Solutions, Inc.

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